UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2015

Anadarko Petroleum Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-8968	76-0146568
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Lake Robbins Drive

The Woodlands, Texas 77380-1046

(Address of principal executive offices including Zip Code)

Registrant’s telephone number, including area code: (832) 636-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

The information set forth under Item 8.01 below is hereby incorporated into this Item 1.02 by reference.

Item 8.01.	Other Events

On January 21, 2015, the settlement agreement, dated April 3, 2014 (the “Settlement Agreement”), to resolve all claims asserted in the Tronox Adversary Proceeding became Final, as defined in the Settlement Agreement. On January 23, 2015, the Company paid the Settlement Proceeds pursuant to the terms of the Settlement Agreement. All capitalized terms not otherwise defined herein have the meaning ascribed to them in the Settlement Agreement, which is filed as Exhibit 10.1 to the Company’s Form 8-K filed on April 3, 2014.

In addition, on January 23, 2015, the conditions precedent to the initial extension of credit under the Company’s $3.0 billion five-year senior unsecured revolving credit facility and $2.0 billion 364-day senior unsecured revolving credit facility, each dated June 17, 2014, were satisfied. As part of the satisfaction of the conditions precedent, in addition to the payment of the Settlement Proceeds, the Company terminated its existing $5.0 billion Revolving Credit Agreement, dated September 2, 2010, among the Company, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., DnB NorBank ASA, The Royal Bank of Scotland plc, Société Générale, and Wells Fargo Bank, N.A., as syndication agents, and the several lenders named therein (the “$5.0 billion Facility”), and all liens associated therewith were released or terminated.

The Company did not pay any prepayment penalties in connection with the termination of the $5.0 billion Facility. For a description of the $5.0 billion Facility, see Note 12 to the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed on February 28, 2014. For a description of the Company’s $3.0 billion five-year senior unsecured revolving credit facility and $2.0 billion 364-day senior unsecured revolving credit facility, see the Company’s Form 8-K filed on June 23, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANADARKO PETROLEUM CORPORATION (Registrant)

January 23, 2015	By:	/s/ Robert K. Reeves
Robert K. Reeves
Executive Vice President, General Counsel and Chief Administrative Officer